UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

Lightning eMotors, Inc.
(Name of Registrant as Specified in its Charter)

Not Applicable
(Name of Person(s) Filing the Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check all the boxes that apply)

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Special Stockholders’ Meeting and Proxy Statement	Tuesday, February 7, 2023 at 10 a.m. MST

To be held at:
Corporate Offices
815 14th Street SW, Suite A100
Loveland, CO 80537

815 14th Street SW, Suite A100
Loveland, Colorado 80537

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on February 7, 2023

Dear Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders, or the Special Meeting, of Lightning eMotors, Inc., or the Company, to be held on Tuesday, February 7, 2023, beginning at 10:00 a.m. Mountain Standard Time at the Company’s offices located at 815 14th Street SW, Suite A100, Loveland, CO 80537, to consider and vote upon the following proposals:

1.To approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, to effect a reverse stock split of the Company’s outstanding common stock, $0.0001 par value per share, at a ratio of not less than 1-for-2 and not more than 1-for-20, such ratio to be determined in the sole discretion of the Company’s Board of Directors, without a corresponding reduction in the Company’s authorized share capital, and to be effective upon a date determined by the Board of Directors no later than February 7, 2024.

2.To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of Proposal No. 1 or establish a quorum.

3.To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

The Board of Directors unanimously recommends a vote “For” each of the proposals.

The record date for the Special Meeting is December 22, 2022. Only stockholders of record as of the close of business on that date may vote at the meeting or any adjournment or postponement thereof. Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, FEBRUARY 7, 2023.

This notice and the accompanying proxy statement and proxy card are available electronically at www.cstproxyvote.com/lightningemotors/2023.

By order of the Board of Directors

Timothy Reeser
Chief Executive Officer
Loveland, Colorado
December 27, 2022

Your Vote is Important to us. Regardless of whether you plan to attend, we urge all stockholders to vote on the matters described in the accompanying proxy statement. We hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Special Meeting.

TABLE OF CONTENTS

Questions and Answers about these Proxy Materials and Voting	1
Proposal 1 - Reverse Stock Split	4
Proposal 2 - Adjournment	11
Security Ownership of certain Beneficial Owners and Management	12
Stockholder Proposals for 2023 Annual Meeting	13
Householding	14
Other Matters	14
Appendix A - Proxy Card	15
Appendix B - Amendment	17

815 14th Street SW, Suite A100
Loveland, Colorado 80537

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
To be held on February 7, 2023
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

The following are brief answers to certain questions that you may have regarding the Special Meeting and the proposals being considered at the Special Meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Special Meeting.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials because the Board of the Company is soliciting your proxy to vote at the Special Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about December 28, 2022 to all stockholders of record entitled to vote at the Special Meeting.

What am I voting on?
Stockholders are being asked to consider and vote upon the following proposals:

Proposal	Recommended Vote
PROPOSAL 1 - Reverse Stock Split	FOR
To approve an amendment to the Company’s Certificate of Incorporation, to effect a Reverse Stock Split of the Company’s outstanding common stock, $0.0001 par value per share, at a ratio of not less than 1-for-2 and not more than 1-for-20, such ratio to be determined in the sole discretion of the Company’s Board of Directors, without a corresponding decrease of the Company’s authorized share capital, and to be effective upon a date determined by the Board of Directors no later than February 7, 2024.

PROPOSAL 2 - Adjournment	FOR
To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of Proposal No. 1 or establish a quorum.
Who can vote at the Special Meeting?

Only stockholders of record at the close of business on December 22, 2022 will be entitled to vote at the Special Meeting. On this record date, there were 89,843,138 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name: If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or through the internet, or by returning a proxy that we may mail to you as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank: If your shares are held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “For” or “Against” or abstain from voting on both Proposal 1, the Reverse Split Proposal, and Proposal 2, the Adjournment Proposal.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in the following ways:

•In person. If you are a stockholder of record, you may vote in person at the Special Meeting. The Company will give you a ballot when you arrive.

•Via the Internet. You may vote by proxy via the Internet by going to www.cstproxyvote.com/lightningemotors/2023 and using the control number written on your proxy card to access your proxy electronically. Your telephone or internet vote must be received by 11:59 p.m. Eastern Time on February 6, 2023 to be counted.

•By Mail. You may vote by mail by filling out the proxy card that accompanies this proxy statement and sending it back in the envelope provided.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in the voting instruction form to ensure that your vote is counted. To vote at the Special Meeting in person, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own.

What happens if I do not vote?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the meeting, your shares will not be voted. If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, your shares may constitute broker non-votes and your broker, bank or other agent will only be permitted to vote your shares on “routine” matters. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine” but not with respect to “non-routine” matters. Accordingly, your broker or nominee may vote your shares on the Reverse Split Proposal even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the Reverse Split Proposal and “For” the Adjournment Proposal. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

If you are a stockholder of record you can revoke your proxy at any time before the final vote at the meeting in any one of the following ways:

•You may submit another properly completed proxy card with a later date.

•You may grant a subsequent proxy by telephone or through the internet.

•You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary prior to or at the Special Meeting.

•You may attend the Special Meeting and vote by following the instructions described above. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Description	Vote required for approval	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes

1	Reverse Stock Split	The affirmative vote of the holders of a majority of our issued and outstanding shares.	Negative effect	Yes	Brokers will be permitted to vote uninstructed shares. Unvoted shares will have a negative effect.
2	Adjournment	Majority of votes represented by shares present in person or represented by proxy and entitled to vote thereon	No effect	Yes	No effect
How does the Board of Directors recommend that I vote?

Our Board recommends that you vote “For” Proposal No. 1, the Reverse Split Proposal, and “For” Proposal No. 2, the Adjournment Proposal, as further described in this proxy statement.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of all outstanding shares entitled to vote are present in person, by remote communication or represented by proxy. On the record date, December 22, 2022, there were 89,843,138 shares outstanding and entitled to vote. Thus, the holders of 44,921,569 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

PROPOSAL 1 - REVERSE STOCK SPLIT
General
We are seeking stockholder approval to grant the Board discretionary authority to amend Article IV Section 4.1 of our Second Amended and Restated Certificate of Incorporation (such amendment as shown in Appendix B) to effect a reverse stock split of our issued and outstanding shares of common stock, par value $0.0001 per share, such split to combine a number of outstanding shares of common stock at a ratio of not less than two (2) shares and not more than twenty (20) shares, into one (1) share of common stock at any time prior to February 7, 2024, or the Reverse Split Proposal.

The amendment will not change the number of authorized shares of common stock, the terms of our common stock or the relative voting power of our stockholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of our common stock will materially increase and will be available for reissuance by the Company. The Reverse Stock Split, if effected, would affect all of our holders of common stock uniformly.

The Board unanimously approved, and recommended seeking stockholder approval of this Reverse Split Proposal, on December 7, 2022.

Even if the stockholders approve the Reverse Split Proposal, we reserve the right not to effect the Reverse Stock Split if the Board does not deem it to be in the best interests of our stockholders. The Board believes that granting this discretion provides the Board with maximum flexibility to act in the best interests of our stockholders. If this Reverse Split Proposal is approved by the shareholders, the Board will have the authority, in its sole discretion, without further action by the shareholders, to effect the Reverse Stock Split. If the Reverse Stock Split is not implemented by the Board before February 7, 2024, the Reverse Split Proposal will be deemed abandoned, without any further effect. In that case, the Board may again seek stockholder approval at a future date for a Reverse Stock Split if it deems a Reverse Stock Split to be advisable at that time.

The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our common stock, the receipt of a delisting notice from the New York Stock Exchange, or NYSE, and the likely effect of such results on the market price of our common stock.

The Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e−3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure the reverse stock split will produce or maintain the desired results. See “Certain Risks Associated with a Reverse Stock Split”. However, our Board believes that the benefits to the Company and our stockholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect a reverse stock split.

Certain of our officers and directors have an interest in this Reverse Stock Split as a result of their ownership of shares of stock of the Company, as discussed in further detail in the section entitled “Security Ownership of Certain Beneficial Owners and Management” set forth below.

Reasons for the Reverse Stock Split
The primary purpose for effecting the Reverse Stock Split, should the Board choose to effect one, would be to increase the per share trading price of our common stock. The Board believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split would, among other things, help us to:

•Meet certain listing requirements and maintain our listing on NYSE;
•Appeal to a broader range of investors to generate greater investor interest in the Company; and
•Improve the perception of our common stock as an investment security.

NYSE Listing Requirements

The last reported sale price of our common stock on NYSE reported on December 22, 2022 was $0.36 per share. On December 14, 2022, we received a delisting notice from the NYSE for failure to comply with the minimum closing bid price requirement of $1.00 per share of common stock. A delisting of our common stock is likely to reduce the liquidity of our common stock and may inhibit or preclude our ability to effect strategic acquisitions, raise additional financing and may also materially and adversely impact our credit terms with our vendors.

The quantitative listing standards of NYSE require, among other things, that listed companies maintain a minimum closing bid price of $1.00 per share. The average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30 trading-day period ended December 13, 2022. Pursuant to section 802.01C of the NYSE listing manual, the Company has a period of 180 days following the receipt of the notice to regain compliance with the minimum share price requirement. If at any time during this 180-day compliance period the closing bid price of our common stock is at least $1.00 per share for a minimum of ten consecutive business days, then NYSE will provide us with written confirmation of compliance and the matter will be closed.

If our stockholders do not approve the Reverse Split Proposal, the Company may be delisted from NYSE due to our failure to maintain a minimum bid price for our common stock of $1.00 per share as required by the NYSE. Reducing the number of our issued and outstanding shares of common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that, following the Reverse Stock Split, our minimum bid price would remain over the minimum bid price requirement of the NYSE.

The Board has considered the potential harm to the Company and its stockholders should our common stock be delisted from the NYSE. Delisting our common stock could adversely affect the liquidity of our common stock because alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. The delisting of our common stock could also trigger a repurchase obligation under the 7.5% Senior Convertible Notes due 2024, which could impact the overall liquidity of the Company. The Board believes that the Reverse Stock Split is a potentially effective means for us to maintain compliance with the rules of the NYSE and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from the NYSE by producing the immediate effect of increasing the bid price of our common stock.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company

An increase in our stock price may make our common stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board the ability to effect a Reverse Stock Split, and thereby increase the price of our common stock, would give the Board the ability to address these issues if it is deemed necessary.

Improve the Perception of Our Common Stock as an Investment Security

We believe that our stock price is undervalued and does not truly reflect the value of our Company due to the lack of visibility. Our Board unanimously approved the discretionary authority to effect a Reverse Stock Split as one potential means of increasing the share price of our common stock to improve the perception of our common stock as a viable investment security including in connection with potential acquisition transactions. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our common stock, but also our market liquidity. In addition, a low stock price may be perceived negatively by vendors, suppliers, and other business partners.

Certain Risks Associated with a Reverse Stock Split
Even if a Reverse Stock Split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our common stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding.

The Reverse Stock Split will reduce the number of outstanding shares of our common stock without reducing the number of shares of available but unissued common stock, which will also have the effect of increasing the number of authorized but unissued shares. The issuance of additional shares of our common stock may have a dilutive effect on the ownership of existing stockholders.

In deciding whether to recommend approval of the Reverse Stock Split to the Company’s stockholders, the Board also took into account potential negative factors associated with the Reverse Stock Split. These factors include the negative perception of reverse stock splits held by some investors, analysts and other stock market participants, the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined back to pre-split levels, the adverse effect on liquidity that might be caused by a reduced number of shares issued and outstanding, and the costs associated with implementing a reverse stock split.

Principal Effects of a Reverse Stock Split
If our stockholders approve this Reverse Split Proposal and the Board elects to effect a Reverse Stock Split, our issued and outstanding shares of common stock would decrease at a rate of approximately one share of common stock for every two (2) shares to twenty (20) shares of common stock currently outstanding depending on the amount of the Reverse Stock Split. The Reverse Stock Split would be effected simultaneously for all of our common stock, and the exchange ratio would be the same for all shares of common stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. The Reverse Stock Split would not affect the relative voting or other rights that accompany the shares of our common stock, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. Common stock issued pursuant to the Reverse Stock Split would remain fully paid and non-assessable. The Reverse Stock split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Exchange Act. We have no current plans to take the Company private. Accordingly, the Reverse Stock Split is not related to a strategy to do so.

In addition to the change in the number of shares of common stock outstanding, a Reverse Stock Split would have the following effects:

Increase the Per Share Price of our Common Stock - By effectively condensing a number of pre-split shares into one share of common stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain. If appropriate circumstances exist, the Board may utilize the Reverse Stock Split as part of its plan to maintain the required minimum per share price of the common stock under the NYSE listing standards noted above.

Increase in the Number of Shares of Common Stock Available for Future Issuance - By reducing the number of shares outstanding without reducing the number of shares of available but unissued common stock, the Reverse Stock Split will increase the number of authorized but unissued shares. The Company may also use authorized shares in connection with the financing of future mergers or acquisitions.

The following table contains approximate information relating to our common stock, based on share information as of December 22, 2022, and not taking into account any adjustments related to fractional shares as further described below:

	Current	After Reverse Stock Split if 1:2 Ratio is Selected	After Reverse Stock Split if 1:20 Ratio is Selected
Authorized common stock	250,000,000	250,000,000	250,000,000
Common stock issued and outstanding	89,843,138	44,921,569	4,492,157
Common stock authorized but unissued	57,466,805	28,733,403	2,873,341

Although the Reverse Stock Split would not have any dilutive effect on our stockholders, a reverse stock split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving our Board an effective increase in the authorized shares available for issuance, in its discretion. Our Board from time to time may deem it to be in the best interests of the Company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our common stock. If our Board authorizes the issuance of additional shares subsequent to the Reverse Stock Split described above, the dilution to the ownership interest of our existing stockholders may be greater than would occur had the Reverse Stock Split not been effected. Many stock issuances not involving equity compensation do not require stockholder approval, and our Board generally seeks approval of our stockholders in connection with a proposed issuance only if required at that time.

Required Adjustment to Currently Outstanding Securities Exercisable or Convertible into Shares of our Common Stock - A Reverse Stock Split would effect a reduction in the number of shares of common stock issuable upon the exercise or conversion of our outstanding stock options or warrants in proportion to the Reverse Stock Split ratio. Additionally, the exercise price of outstanding options or warrants would increase, likewise in proportion to the reverse stock split ratio. Further, the number of shares issuable upon conversion of our Senior Convertible Note would similarly decrease and the conversion ratio increase.

Require Adjustments to Number of Shares of Common Stock Available for Future Issuance under our Incentive Plan - In connection with any Reverse Stock Split, our Board would also make a corresponding reduction in the number of shares available with respect to shares available for grant granted under our equity incentive plans so as to avoid the effect of increasing the value of options and shares previously granted.

In addition, a Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Authorized Shares of Common Stock
The Reverse Stock Split, if effected, will not change the number of authorized shares of common stock but will increase the number of authorized shares available for future issuance for corporate needs such as equity financing, mergers or acquisitions, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board to be in the best interests of the Company and its stockholders. The Board believes the increase in available shares for future issuance is appropriate to fund the future operations of the Company. It will also provide the Company with greater flexibility to respond quickly to advantageous business opportunities or to make acquisitions through the use of stock. As a result, the Company’s current number of authorized shares of common stock may enable the Company to better meet its future business needs.

We believe that the current amount of authorized common stock will make a sufficient number of shares available, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The current capital will provide the Board with the ability to issue additional shares of stock without further vote of the stockholders of the Company, except as provided under the Delaware General Corporation Law or under the rules of any national securities exchange on which shares of stock of the Company are then listed.

Procedure for Effecting Reverse Stock Split
If the Reverse Split Proposal is approved by our stockholders, our Board, in its sole discretion, will determine whether such an action is in the best interests of the Company and our stockholders, taking into consideration the factors discussed above. If our Board believes that the Reverse Stock Split is in our best interests and the best interest of our stockholders, our Board will then implement the Reverse Stock Split.

Upon approval of the Reverse Stock Split, we would then file a certificate of amendment to our Second Amended and Restated Certificate of Incorporation with the Secretary of the State of Delaware at such time as our Board determines is the appropriate effective time to effect the Reverse Stock Split. The certificate of amendment would add a new provision providing that holders of our common stock immediately prior to the filing of the amendment will receive one share of common stock for each number of shares as determined by the Board. A copy of the proposed amendment is attached to this proxy statement as Appendix B and is considered a part of this proxy statement. Upon the filing of the certificate of amendment, and without any further action on the part of the Company or our stockholders, the issued shares of common stock held by stockholders of record as of the effective date of the Reverse Stock Split would be converted into a lesser number of shares of common stock calculated in accordance with the Reverse Stock Split ratio of not less than one-for-two (1:2) or not more than one-for-twenty (1:20), as selected by our Board and set forth in the certificate of amendment.

For example, if a stockholder presently holds 100 shares of our common stock, he or she would hold 50 shares of common stock following a one-for-two reverse stock split, or 5 shares of common stock following a one-for-twenty Reverse Stock Split, in each case with an additional amount of cash in lieu of fractional shares as described below under “-Fractional Shares.” Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the Reverse Stock Split, stockholders would be notified that the Reverse Stock Split had been effected.

Effect on Beneficial Holders (i.e., Stockholders Who Hold in “Street Name”)
Upon the Reverse Stock Split, we intend to treat common stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their customers holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold shares of common stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Stockholders That are Registered on the Transfer Agent’s Books and Records)
Registered holders of common stock who hold some or all of their shares electronically in book-entry form with our transfer agent, Continental Stock Transfer & Trust Company, LLC, do not need to take any action to receive post-Reverse Stock Split shares. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares (including fractional shares) of common stock held following the Reverse Stock Split.

Fractional Shares
No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the closing price of our common stock on NYSE on the date on which the effective time of the Reverse Stock Split occurs. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders may reside, where we are domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters
The par value of our common stock would remain unchanged at $0.0001 per share, if a Reverse Stock Split is effected.

The Company’s stockholders’ equity in its consolidated balance sheet would not change in total. However, the Company’s stated capital (i.e., $0.0001 par value times the number of shares issued and outstanding), would be proportionately reduced based on the reduction in shares of common stock outstanding. Additional paid in capital would be increased by an equal amount, which would result in no overall change to the balance of stockholders’ equity.

Additionally, net income or loss per share for all periods would increase proportionately as a result of a Reverse Stock Split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of a Reverse Stock Split.

Potential Anti-Takeover Effect
Even though a potential Reverse Stock Split would result in an increased proportion of unissued authorized shares to issued shares, which could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company), the Reverse Split Proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and our stockholders.

No Appraisal Rights
Our stockholders are not entitled to appraisal rights with respect to a reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of a Reverse Stock Split
The following discussion is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to the Company and to stockholders that hold shares of common stock as capital assets for U.S. federal income tax purposes. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated under the Code, and U.S. administrative rulings and court decisions, all as in effect on the date hereof. All of these authorities may be subject to differing interpretations or repeal, revocation or modification, possibly with retroactive effect, which could materially alter the tax consequences summarized below.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, persons who are treated as non−U.S. persons for U.S. federal income tax purposes, certain former citizens or long−term residents of the United States, insurance companies, tax−exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are partnerships or other pass−through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, traders that mark−to−market their securities, persons subject to the alternative minimum tax, persons who hold their shares of common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired their shares of common stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding shares of the Company’s common stock, you should consult your tax advisor regarding the tax consequences of the Reverse Stock Split.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service, or IRS, regarding the federal income tax consequences of the Reverse Stock Split and we cannot assure you that the IRS would agree with the conclusions set forth in this discussion. The state and local tax consequences of the Reverse Stock Split may vary as to each stockholder, depending on the jurisdiction in which such stockholder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all shareholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

Tax Consequences to the Company. We believe that the Reverse Stock Split will constitute a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the reverse stock split. In addition, we do not expect the Reverse Stock Split to affect our ability to utilize our net operating loss carryforwards.

Tax Consequences to Stockholders. Stockholders should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Stock Split, except to the extent of any cash received in lieu of a fractional share of common stock (which fractional share will be treated as received and then exchanged for cash). Each stockholder’s aggregate tax basis in the common stock received in the Reverse Stock Split, including any fractional share treated as received and then exchanged for cash, should equal the stockholder’s aggregate tax basis in the common stock exchanged in the Reverse Stock Split. In addition, each stockholder’s holding period for the common stock it receives in the Reverse Stock Split should include the stockholder’s holding period for the common stock exchanged in the Reverse Stock Split.

In general, a stockholder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Stock Split should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the Reverse Stock Split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder’s tax basis allocable to the fractional share. Any capital gain or loss will generally be long term capital gain or loss if the stockholder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Stock Split. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain stockholders who own more than a minimal amount of common stock (generally more than 1%) or who exercise some control over the affairs of the Company. The deductibility of any capital loss is subject to limitations. Stockholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Interests of Directors and Executive Officers
Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Reverse Split Proposal except to the extent of their ownership of shares of our common stock.

Reservation of Right to Abandon Reverse Stock Split
We reserve the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the certificate of amendment to our Second Amended and Restated Certificate of Incorporation, even if the authority to effect a Reverse Stock Split has been approved by our stockholders. By voting in favor of a Reverse Stock Split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, a Reverse Stock Split if it should so decide, in its sole discretion, that such action is in the best interests of the stockholders.

Required Vote and Voting Recommendation
The affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s common stock as of the record date for the Special Meeting is required for approval of the amendment of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, to effect the Reverse Stock Split.

This proposal is considered a “routine” matter and there will be no broker non-votes with respect to this proposal. With respect to “routine” matters, a bank, brokerage firm, or other nominee has the authority (but is not required) under the rules governing self-regulatory organizations, or the SRO rules, including NYSE, to vote its clients’ shares if the clients do not provide instructions. When a bank, brokerage firm, or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, AGAINST or ABSTAINING with respect to such routine matters.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE REVERSE SPLIT PROPOSAL.

PROPOSAL 2 - ADJOURNMENT
If at the Special Meeting, the number of votes represented by shares of capital stock entitled to vote present or represented and voting in favor of the Reverse Split Proposal is insufficient to approve such proposal or establish a quorum, our management may move to adjourn the Special Meeting in order to enable our Board to continue to solicit additional proxies in favor of the Reverse Split Proposal.

In this proposal, the Adjournment Proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning or postponing the Special Meeting and any later adjournments. If our stockholders approve the Adjournment Proposal, we could adjourn or postpone the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of any or all of the proposals, including the solicitation of proxies from stockholders that have previously voted against the proposals. Among other things, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against the Reverse Split Proposal have been received, we could adjourn or postpone the Special Meeting without a vote on the Reverse Split Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval of Reverse Split Proposal.

Required Vote and Voting Recommendation
The affirmative vote of the majority of votes represented by shares present in person or represented by proxy and entitled to vote thereon at the Special Meeting is required to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Reverse Split Proposal or establish a quorum. Abstentions will be the equivalent of votes against this proposal and broker non-votes will not have an effect on the outcome of this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE OR DATES, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES TO ADOPT THE REVERSE SPLIT PROPOSAL OR ESTABLISH A QUORUM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following tables set forth information regarding the beneficial ownership of shares of our common stock as of December 22, 2022 by (i) each of our directors and named executive officers; (ii) all executive officers and directors of the Company as a group; (iii) each person or group, to the knowledge of the Company, who owns beneficially more than 5% of our common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of December 22, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to options currently exercisable or exercisable within 60 days of December 22, 2022 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock or warrants beneficially owned by them. Our calculation of the percentage of beneficial ownership is based on 89,843,138 shares of our common stock outstanding at December 22, 2022.

Stockholders Known by Us to Own 5% or More of our Common Stock

Name and address of beneficial owner	Shares owned	Approximate %
BP Technology Ventures Inc. / BP Lubricants USA Inc. (1)	22,925,496	25.5%
501 Westlake Park Blvd., Houston, TX 77079

Rosella Holdings Ltd. (2)	7,571,903	8.4%
Trafalgar Court, 3rd Floor, West Wing, Les Banques, St. Peter Port, Guernsey, GYI 2JA

GigAcquisitions3, LLC	4,985,000	5.6%
1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303

Ionic Capital Management, LLC (3)	4,743,912	5.3%
475 Fifth Avenue, 9th Floor, New York, NY 10017

(1)	We relied in part on a Schedule 13D filed with the SEC on May 6, 2021. The shares are held by BP Ventures Inc., an investment holding vehicle incorporated in Guernsey. BP Technology Ventures Inc. is owned 100% by BP Corporation North America Inc., which is owned 100% by BP America Inc., which is owned 100% by BP America Ltd., which is owned 100% by BP Holdings North America Ltd., which is owned 100% by BP P.L.C.

(2)	We relied in part on a Schedule 13G/A filed with the SEC on November 21, 2022. The shares are held by Rosella Holdings Limited, an investment holding vehicle incorporated in Guernsey. The shareholders and members of the board of directors of Rosella Holdings Limited are International Company Management Limited and Portman Welbeck Limited, both of which are wholly owned by the administrator Rawlinson and Hunter Limited and hold their interest in Rosella Holdings Limited as nominees for the Trustees of three Guernsey discretionary trusts, each of which beneficially own one third of Rosella Holdings Limited. In addition, Rosella Holdings Limited owns an indirect and non-controlling interest in Aravaipa Ventures.

(3)	We relied in part on a Schedule 13G filed on February 14, 2022 by Ionic Capital Management, LLC, an investment advisor incorporated in Delaware.

Officers and Directors

		Amount of beneficial ownership
Name and address of beneficial owner (1)	Nature of beneficial ownership	Shares Owned	Shares – Rights to Acquire (2)	Total Number	Percent of Shares Beneficially Owned
Timothy Reeser	Chief Executive Officer, President, and Director	1,251,219 (3)	878,600	2,129,819	2.4%

David Agatston	Chief Financial Officer	0	0	0	*

Kash Sethi	Chief Revenue Officer	16,514	25,062	41,576	*

Robert Fenwick-Smith	Chairman of the Board	606,733	182,067	788,800	*

Bruce Coventry	Director	31,534	8,646	40,180	*

Thaddeus Senko	Director	31,534	8,646	40,180	*

Diana Tremblay	Director	31,534	8,646	40,180	*

Kenneth Jack	Director	20,425	8,646	29,071	*

Wanda Jackson-Davis	Director	12,582	12,582	25,164	*

All directors and executive officers as a group (9 Persons)		2,002,075	1,132,895	3,134,970	3.5%
* Indicates less than 1%

(1)	The address of each beneficial owner listed is c/o Lightning eMotors, Inc., 815 14th Street SW, Suite A100, Loveland, CO 80537.

(2)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise of options, or vesting of restricted stock units within 60 days of December 22, 2022, sole voting and investment power. This does not include restricted stock units or options that vest more than 60 days after December 22, 2022. Restricted stock units are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(3)	Includes 49,318 shares of common stock held by Mr. Reeser’s spouse.

Change in Control
We are not aware of any arrangement that might result in a change in control in the future. We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in the Company’s control.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
Our Amended and Restated Bylaws contain procedures governing how stockholders may submit proposals or director nominations to be considered at our annual meetings. The SEC has also adopted regulations (Exchange Act Rule 14a-8) that govern the inclusion of stockholder proposals in our annual proxy materials. The information below summarizes the requirements for stockholders who wish to submit proposals or director nominations for our 2023 annual meeting. Stockholders should also carefully review our Amended and Restated Bylaws and Exchange Act Rule 14a-8, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Proposals to be considered for inclusion in the 2023 annual meeting proxy materials must be submitted in writing by February 11, 2023, to our Corporate Secretary. That date is 90 calendar days before the annual meeting date per our Amended and Restated Bylaws. To submit proposals and director nominations to be considered at the meeting that are not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary no earlier than January 12, 2023, and no later than February 11, 2023.

Our Amended and Restated Bylaws specify the information that must be included in the proposal or nomination. Proposals and director nominations must be submitted by mail to: Corporate Secretary, Lightning eMotors, 815 14th Street SW, Suite A100, Loveland, CO 80537.

HOUSEHOLDING

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Corporate Secretary, Lightning eMotors, Inc., 815 14th Street, Suite A100, Loveland, CO 80537 (Telephone: (800) 233-0740).

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Corporate Secretary, Lightning eMotors, Inc., 815 14th Street, Suite A100, Loveland, CO 80537 (Telephone: (800) 233-0740).

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of the Board of Directors

Timothy Reeser
Chief Executive Officer
Loveland, Colorado
December 27, 2022

Our 2021 Annual Report to Stockholders is available without charge to stockholders the “Investors” section of our corporate website. Additionally, stockholders of record as December 22, 2022 and beneficial owners of our common stock on that date may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request in writing. We will also furnish any exhibit to the Annual Report on Form 10-K upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at Corporate Secretary, Lightning eMotors, Inc., 815 14th Street, Suite A100, Loveland, CO 80537. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of our common stock as of December 22, 2022.

Appendix A

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Lightning eMotors Inc.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on February 6, 2023.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY CARD

Please mark your votes like this X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 and 2.

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2023**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The Proxy Statement is available at: https://www.cstproxy.com/lightningemotors/2023

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Lightning eMotors Inc.

The undersigned appoints Timothy Reeser and Steve Mason, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Lightning eMotors, Inc. held of record by the undersigned at the close of business on December 22, 2022 at the Special Meeting of Stockholders of Lightning eMotors, Inc. to be held on February 7, 2023, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1, AND PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)

Appendix B
FIRST
CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LIGHTNING EMOTORS, INC.

Lightning eMotors, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”) resolutions were duly adopted authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware amendments (the “Amendment”) to the Corporation’s second amended and restated certificate of incorporation (the “Certificate of Incorporation”) to add a paragraph to Section 4.1 of the Fourth Article of the Corporation’s Certificate of Incorporation as set forth below.

SECOND: Section 4.1 of the Corporation’s Certificate of Incorporation is hereby amended to add the following paragraph following all current paragraphs:

“Effective at 5:00 p.m. Eastern Time on ____________, 20__, the date of filing with the Secretary of State of the State of Delaware (such time, on such date, the “Effective Time”) of this First Certificate of Amendment to the Certificate of Incorporation of the Corporation, every [__] shares of the Corporation’s issued and outstanding Common Stock, par value $0.0001 per share, that are issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.0001 per share, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No fractional share shall be issued in connection with the Reverse Stock Split; all shares of Common Stock that are held by a stockholder will be aggregated subsequent to the Reverse Stock Split and each fractional share resulting from such aggregation held by a stockholder shall be cancelled. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the Reverse Stock Split, such holder shall be entitled to receive a cash amount equal to the value of such fractional share based on the closing price of the Common Stock as of the Effective Time of the Reverse Stock Split.”

THIRD: That pursuant to a resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH: That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FIFTH: The foregoing amendment shall be effective on [•] at [•] ET.

SIXTH: Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this First Certificate of Amendment to be executed by a duly authorized officer on this [•], 202_.

Lightning eMotors, Inc.

By:
Name:
Title: